Exhibit 10.1



Contact:
Kenneth I. Sawyer
President
Pharmaceutical Resources, Inc.
(914) 573-0390


FOR IMMEDIATE RELEASE


                         PHARMACEUTICAL RESOURCES, INC.,
                        ANNOUNCES STRATEGIC ALLIANCE WITH
                                   MERCK KGaA

     Spring Valley, New York, March 26, 1998 -- Pharmaceutical Resources, Inc. (NYSE/PSE:PRX) announced today that it has formed a strategic alliance with Merck KGaA, Darmstadt, Germany, a German pharmaceutical, laboratory and chemical company. Under the agreement, Merck KGaA, through its subsidiary Lipha Americas, Inc. ("Lipha"), will pay Resources cash for 10,400,000 newly-issued shares as well as give Resources the sole rights to market an important portfolio of products for the U.S. through Merck's Canadian subsidiary, Genpharm, Inc. ("Genpharm"). The cash purchase price of $2 per share will provide Resources $20.8 million for investment in its continuing business, and will give Merck KGaA a 36% stake in Resources. The Company intends to use a significant portion of the net proceeds of the stock sale to repay advances made to it under its existing line of credit and the remainder will be used for working capital, including business expansion.

          In addition, Merck KGaA agreed to purchase 1,813,272 shares of the Company's common stock from Clal Pharmaceutical Industries Ltd. ("Clal"), the Company's largest stockholder, and Merck KGaA and the Company acquired rights to purchase an additional 500,000 shares from Clal in three years. In connection with the transactions, Merck KGaA and Genpharm also agreed to provide certain consulting services to the Company in exchange for 5-year options to purchase an aggregate of 1,171,040 additional shares of the Company's common stock at $2 per share.

          The sole rights to the portfolio of products are covered by a distribution agreement with Genpharm, granting the Company exclusive U.S.
distribution rights for up to 40 generic pharmaceuticals currently being developed, some of which have obtained U.S. FDA approval and others which have been or will be submitted to the FDA for approval.

                                     -more-

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     Genpharm will pay all of the research and development costs associated with the 40 products. In return, Resources will pay a certain percentage of gross margin to Genpharm on the sales of the products. Additionally, Merck KGaA will work with Resources on future opportunities with specific products to further enhance its North American generic business.

     Under the stock purchase agreement signed today, Lipha will have the right, subject to the closing of the sale transaction, to designate a majority of the Company's Board of Directors. The Company's current Board of Directors will designate three persons to continue as Directors of the Company, one of whom will be Kenneth I. Sawyer (the current Chairman, President and Chief Executive Officer of the Company). Lipha will designate Dr. Rudi D. Neirinckx as President and Chief Operating Officer of the Company. Dr. Neirinckx has been the Head of Business Development at Merck KGaA. Mr. Sawyer will remain the Chairman and Chief Executive Officer of the Company. Lipha and its affiliates have agreed to not engage in certain business combinations including the Company for a period of three years, unless a majority of the three directors designated by the Company's current board consent. Lipha will have certain rights of first refusal to acquire equity stock of the Company in the event of future equity offerings.

     Merck KGaA and its affiliates have, as a result of and subject to the closing of the transactions announced today, the right to purchase approximately 46% of the Company's common stock. The completion of the transactions with Lipha, Merck KGaA and Genpharm are subject to certain conditions in the stock purchase agreement, including the obtaining of all necessary government consents, approval by the Company's stockholders of the issuance of the common stock and the election of the designated directors. The distribution agreement is effective immediately, but is terminable by Genpharm if the stock transaction does not close by July 15, 1998 and is not subject to such conditions.

     Kenneth I. Sawyer, Chairman, Chief Executive Officer and President of Resources, commented, "The strategic alliance with Merck KGaA provides the Company with the opportunity to achieve our objective of building a profitable generic pharmaceutical business with the prospect of future growth. The alliance will immediately add a significant number of products to our product development pipeline, give the Company additional expertise in generic pharmaceutical marketing and manufacturing, and significantly reduce the Company's debt while providing capital to explore additional options to improve the Company's growth prospects. We believe in order to compete in today's intensely competitive generic drug market it is important to form strategic alliances and we feel extremely fortunate to form an alliance with a company of Merck's heritage, expertise and performance in the industry."

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


     "This is a further step to implement our North-American strategy by increasing our presence in the world's largest pharmaceutical market" said Prof. Dr. Bernhard Scheuble, designated Head of Merck's Pharmaceutical Business and Deputy Member of the Executive Board. "In the US we have seen a very successful introduction of our betablocker Concor (bisoprolol) and the antidiabetic Glucophage (metformin) through licensees. This agreement now marks the start of becoming a major player in the US generics industry."

                                     -more-

     Merck KGaA is a German specialty pharmaceuticals, laboratory and chemicals company with sales of $4.4 billion, and 29,000 employees in 47 countries worldwide. Its pharmaceutical sales of $2.5 billion consists mainly of ethicals, generics, contrastmedia and OTC products. Within the Ethicals Division Merck spends more than 20% of its sales on R&D and has core research expertise in CV, CNS, oncology and metabolic disease. Merck KGaA owns Merck-Lipha S.A., a French ethical and generic pharmaceutical company, which owns Dey Laboratories, L.P., a U.S. generic pharmaceutical company located in Napa Valley, California.

     Pharmaceutical Resources, Inc. is a holding company with subsidiaries that develop manufacture and distribute generic pharmaceuticals products. PRI's principal subsidiary, Par Pharmaceutical, located in Spring Valley, New York, manufactures and distributes various dosage strengths of approximately 100 products.

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